LADENBURG
THALMANN & CO. INC.


June 15, 2000


Jason Cassis
Director & Chief Executive Officer
URBANA.CA INC.
22 Haddington Street
Cambridge, Ontario
Canada N1R 3P9

Dear Mr. Cassis:

The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Ladenburg Thalmann & Co. Inc. ("LTCO") shall serve as exclusive placement agent in connection with the proposed private offering (the "Offering") of securities (the "Securities") of URBANA.CA INC. (the "Company"). The gross proceeds from the Offering will be up to $3,500,000. All references to dollars shall be to U.S. dollars. The terms of such Offering and the Securities shall be substantially in the form set forth in Exhibit E hereto, which exhibit is incorporated by reference herein.

Upon the terms and subject to the conditions of this Agreement, the parties hereto agree as follows:

1.  Appointment.

(a) Subject to the terms and conditions of this Agreement hereinafter set forth, the Company hereby retains LTCO, and LTCO hereby agrees to act as the Company's exclusive placement agent and financial advisor in connection with the Offering, effective as of the date hereof. The Company expressly acknowledges and agrees that LTCO's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by LTCO to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of LTCO with respect to securing any other financing on behalf of the Company.

(b) Except as set forth below in this Section 1, during the effectiveness of this Agreement, neither the Company nor any of its subsidiaries or affiliates shall, directly or indirectly, through any officer, director, employee, agent or otherwise (including, without limitation, through any placement agent, broker, investment banker, attorney or accountant retained by the Company or any of its subsidiaries or affiliates), solicit, initiate or encourage the submission of any proposal or offer (an "Investment Proposal") from any person or entity (including any of such person's or entity's officers, directors, employees, agents and other representatives) relating to any issuance of the Company's or any of its subsidiaries' equity securities (including debt securities with any equity feature) or relating to any other transaction having a similar effect or result on the Company's or any of its subsidiaries' capitalization, or participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing. The Company shall immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any Investment Proposal. The Company shall promptly notify LTCO if any such Investment Proposal, or any inquiry or contact with any person or entity with respect thereto, is made. The Company shall not provide or release any information with respect to this Agreement or the Offering, including any press release, except as required by law.

2. Fees and Compensation. In consideration of the services rendered by LTCO in connection with the Offering, the Company agrees to pay LTCO the following fees and other compensation:

A cash fee payable immediately upon the closing of any portion of the Offering and equal to 6% of the aggregate capital raised.

6% warrant coverage on the total amount of the Offering, payable at the first closing. Such warrants shall be in the form of Exhibit D.

$35,000 non-accountable expense allowance, payable at the first closing.

Upon the exercise of investor warrants, if any, by a holder thereof, the Company shall promptly notify LTCO of such exercise, and shall pay to LTCO an amount equal to 6% of the gross dollar amount received by the Company in connection with such exercise of the warrants.

All amounts payable hereunder shall be paid to LTCO out of an attorney escrow account at the closing or by such other means acceptable to LTCO.

Should LTCO provide a qualified institutional investor(s) ) within 60 days after the date hereof, reasonably acceptable to the Company and such investor(s) is willing to invest in the Offering on substantially the same terms as outlined in the term sheet marked Exhibit E, and the Company declines to enter into definitive agreements with such investor(s) to consummate the Offering, for reasons other than a breach of this Agreement by LTCO, the Company will pay $200,000 to LTCO as a "break-up" fee.

3.  Terms of Retention.

(a) Unless extended or terminated in writing by the parties hereto by written notice to the other in accordance with the provisions hereof, this Agreement shall remain in effect until the Termination Date of August 15, 2000.

(b) Notwithstanding anything herein to the contrary, the obligation to pay the Fees and Compensation and Expenses described in Section 2, if any, and paragraphs 2, 5, and 8 of Exhibit A and all of Exhibit B and Exhibit C attached hereto, each of which exhibits is incorporated herein by reference, shall survive any termination or expiration of the Agreement. It is expressly understood and agreed by the parties hereto that any private financing of equity or debt or other capital raising activity of the Company within 24 months of the termination or expiration of this Agreement, with any investors or lenders to whom the Company was introduced by LTCO or who was contacted by LTCO while this Agreement was in effect and disclosed to the Company in writing, shall result in such fees and compensation due and payable by the Company to LTCO under the same terms of Section 2 above. Upon completion of the Offering, any future renegotiation, restructuring, revision or other amendment of such Offering by and between the Company and the investors in such Offering which results in the receipt of any net new funds by the Company from such investor(s) shall be deemed to be a new financing and shall result in additional fees and compensation due and payable by the Company to LTCO under the terms of Section 2 above.

4.  Right of First Refusal.   Upon completion of the Offering, LTCO
shall have an irrevocable right of first refusal for a period of one year to provide all private financing arrangements for the Company (other than conventional banking arrangements, borrowing and commercial debt financing and discrete unrelated transactions of not more than $250,000 where no investment banking fee is being paid). LTCO shall exercise such right in writing within five (5) business days of receipt of a written term sheet describing such proposed transaction in reasonable detail.

5. Information. The Company recognizes and confirms that in completing its engagement hereunder, LTCO will be using and relying solely on publicly available information and on data, material and other information furnished to LTCO by the Company or the Company's affiliates and agents. It is understood and agreed that in performing under this engagement, LTCO will rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished.

6. Offers and Sales Only to Institutional Accredited Investors. Offers and sales of the Securities will be made only to qualified institutional buyers (as defined in Rule 144A) and to "accredited investors" as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

7. No General Solicitation. The Securities will be offered only by approaching prospective purchasers on an individual basis. No general solicitation or general advertising in any form will be used in connection with the offering of the Securities. From and after the execution of this Agreement until the completion of the Offering, the Company shall pre-clear any proposed press release which mentions this Agreement or the Offering with LTCO.

8.  Miscellaneous.  This Agreement, together with the attached
Exhibits A though E constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

We appreciate this opportunity to be of service and are looking forward to working with you on this matter.

Very truly yours,

LADENBURG THALMANN & CO. INC.


By: /s/  Robert J. Kropp
Name:  Robert J. Kropp
Title: Director of I.B.


Agreed to and accepted
as of the date first written above:

URBANA.CA INC.


By: /s/  Jason Cassis
Name: Jason Cassis
Title: Chief Executive Officer

By: /s/  Robert Tyson
Name: Robert Tyson
Title: Secretary

                                   EXHIBIT A

                       STANDARD TERMS AND CONDITIONS

1. The Company shall promptly provide LTCO with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that shall be reasonably requested or required by LTCO, which information shall be complete and accurate in all material respects at the time furnished.

2. LTCO shall keep all information obtained from the Company strictly confidential except: (a) information which is otherwise publicly available, or previously known to, or obtained by LTCO independently of the Company and without breach of LTCO's agreement with the Company; (b) LTCO may disclose such information to its employees and attorneys, and to its other advisors and financial sources on a need to know basis only and shall use best efforts to ensure that all such employees, attorneys, advisors and financial sources will keep such information strictly confidential; and (c) pursuant to any order of a court of competent jurisdiction or other governmental body (including any subpena) or as may otherwise be required by law.

3. The Company recognizes that in order for LTCO to perform properly its obligations in a professional manner, it is necessary that LTCO be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any third party, including, without limitation, any prospective purchaser of the securities, relating to the matters covered by the terms of LTCO's engagement.

4. The Company agrees that any report or opinion, oral or written, delivered to it by LTCO is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without LTCO's prior written consent, except as may be required by applicable law or regulation.

5. No fee payable to LTCO pursuant to any other agreement with the Company or payable by the Company to any agent, lender or investor shall reduce or otherwise affect any fee payable by the Company to LTCO hereunder. If LTCO engages any other broker-dealer or other finder to assist LTCO in the placement of the Offering, then the fees of such other broker-dealer or finder shall be paid by LTCO.

6. The Company represents and warrants that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Company's certificate of incorporation or by-laws or (ii) any agreement to which the Company is a party or by which any of its property or assets is bound.

7. Nothing contained in this Agreement shall be construed to place LTCO and the Company in the relationship of partners or joint venturers. Neither LTCO nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. LTCO, in performing its services hereunder, shall at all times be an independent contractor.

8. This Agreement has been and is made solely for the benefit of LTCO and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph.

9. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

10. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:

Jason Cassis
URBANA.CA INC.
22 Haddington Street
Cambridge, Ontario
Canada N1R 3P9
Telephone: (519) 740-1343
Facsimile:   (519) 740-1190

To LTCO:

Ladenburg Thalmann & Co., Inc.
590 Madison Avenue
ew York, NY 10022
Attention:  Robert J. Kropp
Telephone:  (212) 409-2000
Facsimile:  (212) 409-2169

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

                                   EXHIBIT B

                                INDEMNIFICATION

The Company agrees that it shall indemnify and hold harmless, LTCO, its stockholders, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information furnished to LTCO by or on behalf of the Company or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or LTCO's performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from LTCO's gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined
(by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and LTCO on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and LTCO on the other, but also the relative fault of the Company and LTCO; provided, however, in no event shall the aggregate contribution of LTCO and/or any Indemnified Party be in excess of the net compensation actually received by LTCO and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit B, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of LTCO's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

                                  EXHIBIT C
                                JURISDICTION

The Company and LTCO each hereby irrevocably: (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Agreement between the Company and LTCO which is brought by or against the Company or LTCO; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that the Company or LTCO has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company an LTCO each hereby waives, to the fullest extent permitted by law, such immunity. The prevailing party in any litigation respecting this Agreement shall be entitled to an award of its costs, including reasonable attorneys' fees, in connection therewith.

The Company and LTCO each waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) it is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Agreement may not be enforced in or by any such court.

Any process against the Company or LTCO in, or in connection with, any suit, action or proceeding filed in the United States District Court for the Southern District of New York or any other court of the State of New York, arising out of or relating to this Agreement or any transaction or agreement contemplated hereby, may be served personally, or by first class mail or overnight courier (with the same effect as though served personally) addressed to the party being served at the address set forth in the Agreement between the Company and LTCO.

Nothing in these provisions shall affect any party's right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

                                  EXHIBIT D
                               FORM OF WARRANT

                                  EXHIBIT E

                                URBANA.CA INC
                                Ticker:  URBA
                              Exchange:  OTC BB

                   Proposed Private Placement Term Sheet
    Up to $3,500,000 Regulation D Offering of Common Stock and Warrants

Pricing:

The common stock initially issued to the investors
(the "Initial Common Stock") shall be priced at 90% of the closing bid price of the Company's Common Stock on the day (the "Initial Closing Date") of the initial closing (the "Initial Closing Price"), as quoted by OTC BB.

Use of Proceeds:

Working capital.

Conversion: Up to 33% of the Initial Common Stock held by investor(s) can be repriced and sold every 30 days after the 90-day restrictive period. If the registration statement is declared effective prior to the 90th day, the investor(s) may sell any part of its/their Initial Common Stock position, but without any re-pricing rights.

Schedule of Re-pricing Events: Investor(s) must notify the Company within 24 hours of the last day of the re-pricing period regarding the amount of the Initial Common Stock to be re-priced for that period.

Day 91 to Day 120:  115% Re-pricing Event (first 33%):

If the average closing bid price for the Company's common stock for a period of any 5 business days out of 20 consecutive business days (the "Re-pricing Price") is not equal to or greater than 115% of the Initial Closing Price, then the Company shall be obligated to issue additional shares of common stock (the "Re-Pricing Stock") to investor(s) according to the following formula:

((1.15*Initial Closing Price) - Re-pricing Price)*(# of Shares)

The re-pricing obligation for this re-pricing period may be paid in cash or in common stock at the option of the Company.

Day 131 to Day 160:  120% Re-pricing Event (second 33%):

If the average closing bid price for the Company's common stock for a period of any 5 business days out of 20 consecutive business days (the "Re-pricing Price") is not equal to or greater than 120% of the Initial Closing Price, then the Company shall be obligated to issue Re-Pricing Stock to investor(s) according to the following formula:

((1.20*Initial Closing Price) - Re-pricing Price)*(# of Shares)

The re-pricing obligation for this re-pricing period may be paid in cash or in common stock at the option of the Company.

Day 171 to Day 200:  123% Re-pricing Event (third 33%):

If the average closing bid price for the Company's common stock for a period of any 5 business days out of 20 consecutive business days (the "Re-pricing Price") is not equal to or greater than 123% of the Initial Closing Price, then the Company shall be obligated to issue Re-Pricing Stock to investor(s) according to the following formula:
((1.23*Initial Closing Price) - Re-pricing Price)*(# of Shares) / Re-pricing Price.

The re-pricing obligation for this re-pricing period may be paid in cash or in common stock at the option of the Company.

Investor Warrants:

Warrant Coverage:  15% warrant coverage

Term:  4-year life.

Strike Price of  Warrants:  110% of the Closing Bid Price of the
Company's  Common Stock on the Initial Closing Date.
Limitation on Short Sales: The investors will agree not to enter into a "short sale" (as such term is defined in Rule 3b-3 of the 1934
Act) of the Company's Common Stock during any Re-pricing Event valuation period until such time as such investors no longer hold any of the Company's Common Stock that is subject to re-pricing.

Redemption:  The Company shall have a right to redeem upon a
30-day written notice any portion of the Initial Common Stock that has not been re-priced and that is not subject of an initiated Re-pricing Event valuation period. The redemption price shall be as set forth below:
For the period from Day 1 - 90:      110%

Registration of Common Stock:

The Company will agree to file a registration statement under the Securities Act of 1933 with respect to the shares of Common Stock and the Warrants within 60 days of the Closing. The Company will cause the registration statement to become effective on the date (the "SEC Effective Date") which will be within the earlier of 105 days of such Closing or within five days of SEC clearance to request acceleration of effectiveness. The Company will maintain the effectiveness of such registration statement for a minimum of four years.

Registration Penalty: If the registration statement is not effective by the negotiated date, the Company will pay investors in cash 2.0% per month (of invested funds) pro rated for periods of less than 30 days.